August 16, 2011

Dear Shareholders:

I thought it appropriate to communicate with you now that I have been serving as the Chief Executive Officer of your company for approximately two months.  My goal is to communicate openly with you within the bounds set by the applicable regulatory bodies.

I am excited to undertake the leadership of 3DIcon.  In these first weeks, I found that the company is similar to other start-up organizations I worked with during my tenure as President and Chief Operating Officer of Diagnostic Products Corporation (DPC).  I am encouraged by the familiar excitement of new technology and the possibilities that it engenders.  As with some of the DPC ventures I was instrumental in developing, the original research that led to C-Space is unique and innovative.  Akin to a number of these DPC ventures, there is a similar need to effectively drive the process of taking a laboratory prototype and preparing it for a successful market introduction.   Drawing from these experiences, I understand that taking a laboratory prototype and getting it into “go to market” shape requires shifting the development mindset and, at times, leveraging different skills and people.

Let me first address the factors that drew me to 3DIcon.  After participating in a 360o review of the company, I recognized that while the company was confronted with certain challenges, it was a truly unique and innovative company with an exciting technology that had overarching applications across a spectrum of untapped and unmet markets.  It was also a company that had made remarkable progress on multiple fronts.   Since January 1, 2011, the company has:

(i)           Eliminated virtually all of the approximately $500,000 of debt from its balance sheet;

(ii)          Increased its cash position from under $25,000 to approximately $800,000, raised from various sources on a favorable basis;

(iii)         Has augmented its scientific and engineering staff with the addition of two senior engineering positions;

(iv)         Re-energized its Technical Advisory Board with the addition of a high quality, expert member; and

(v)          Experienced a reflection by the market of these recent accomplishments by an increase in the market cap of the company from about $ 2.5 million to approximately $20 million at the time of this writing, despite the financial debacle in the markets earlier this month.

Within the first few days of my appointment, I scheduled an “all-hands” Technology Review.  This two day meeting gave us an in-depth review of the Company’s technology and permitted us to define the critical steps to getting a scaled-up C-Space model (which we are calling the “Trade Show Prototype”).  This model will have a larger 3-D Volumetric Display suitable for demonstration at important tradeshows and with key prospective customers.  With these scale-up objectives clearly defined, we have assembled a team of scientists, engineers and consultants to get us to the desired goal.

I have introduced data-driven Program Management tools necessary to move a complex technical project through its developmental phases.  I have prior experience with managing development programs with these tools and have confidence that they will provide a tightly disciplined approach to product development for our organization.  Allowing all members of our organization to have an immediate perspective of our key objectives, either achieved or not, gives a real-time advantage to our team members and management to insure that we are working together effectively.

In a future communication I will detail some of the technical aspects of our development work in creating a scaled-up Trade Show Prototype (such as increased resolution, brightness, image space materials, etc.)

I hope that this update has given you some insights into our current status and objectives.  I can assure you that we are focused on completing a scaled-up version in a timely manner to ensure meaningful customer contacts.

I also want to assure you that we have established an internal program development schedule that is very aggressive and yet remains realistic.

Finally, we intend to hold a 3DIcon Shareholders’ Meeting this fall in Tulsa.  The meeting will give us the opportunity to bring you up to date on our progress over several fronts and will give you an opportunity to meet with management and ask questions that you may have in mind.  We are working on the scheduling and logistical details right now, but I can tell you that we expect to schedule the Shareholders’ Meeting, on or around, October 15, 2011. There will, of course, be formal notification of the date, time and place in the coming weeks.

I appreciate your loyalty and interest in 3DIcon Corporation.

Sincerely,

/s/ Sidney A. Aroesty

Sidney A. Aroesty
CEO

3DICON CORPORATION